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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Credit Suisse Group
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     Paradeplatz 8, Postfach 1, CH-8070
--------------------------------------------------------------------------------
                                    (Street)

     Zurich, Switzerland
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Hyperion 1999 Term Trust, Inc. (HTT)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     June 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date (Month/  Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)     (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          7/6/98         3               32,600                      See Explana-      I      See Expla-
                                                                                                 tion of                  nation of
                                                                                                 Responses (1)            Responses
                                                                                                                          (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (See Attachment B)                      4
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

                                                                          (Over)
                                                                 SEC 2270 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses


(1) Reporting Person owned 6,154,100 shares of Common Stock on 7/6/98, 7,970,500 shares at the end of the Issuer's fiscal year (11/30/98) and 12,262,279 shares on 6/30/99.
(2) See Attachment A

:
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ William W. Chandler                                  December 3, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      By: William W. Chandler
          Director

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                   Attachment A

                            Explanation of Responses

     The securities reported herein are owned by Credit Suisse First Boston Corporation ("CSFBC"), a Massachusetts corporation and a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"). CSFBC is a wholly-owned subsidiary of Credit Suisse First Boston Inc., a Delaware corporation ("CSFBI"). Credit Suisse First Boston, a Swiss bank (the "Bank"), owns a majority of the voting stock, and all of the non-voting stock, of CSFBI. The ultimate parent company of the Bank and CSFBI, and the owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group, a corporation formed under the laws of Switzerland ("CSG" and together with CSFBC, CSFBI and the Bank, the "CSFB Entities").

     Lincoln Watkins, an employee of CSFBC, is the direct beneficial owner of 53,820 shares of Hyperion 1999 Term Trust, Inc. Common Stock ("Hyperion Common Stock") and his wife, Rebeckah Watkins, are the direct beneficial owners of 6,700 shares of Hyperion Common Stock. Because of their spousal relationship, Mr. Watkins will be deemed to be the beneficial owner of the securities owned by Mrs. Watkins under Section 16 of the Exchange Act. By virtue of Mr. Watkins' employment with CSFBC, Mr. and Mrs. Watkins may be deemed to beneficially own shares of Hyperion Common Stock directly beneficially owned by the CSFB Entities. The CSFB Entities disclaim beneficial ownership of the shares of Hyperion Common Stock directly beneficially owned by Mr. and Mrs. Watkins. Mr. and Mrs. Watkins disclaim beneficial ownership of shares of Hyperion Common Stock directly beneficially owned by the CSFB Entities.


                                       Statement of Changes in Beneficial Ownership                                    Attachment B
                                                                                                                           Page:  1


-------------------------------- ---------------- --------- ------- --------- --------- -------------- ------ ---------------------
                                                                                        Amount of
                                                                                        Securities
                                                  Trans-                                Beneficially
Title of Security (Instr. 3)*    Transaction      action    Amount  (A) or    Price     Owned at End   (D) or  Nature of Indirect
                                 Date(mm/dd/yy)   Code              (D)                 Of Issuer's    (I)    Beneficial Ownership
                                                  (Instr.#)                             Fiscal Year
-------------------------------- ---------------- --------- ------- --------- --------- -------------- ------ ---------------------
Hyperion 1999 Term Trust Cm      7/10/98          P         13,900  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/13/98          P         14,800  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/14/98          P         2,300   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/15/98          P         5,900   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      7/15/98          P         99,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      7/15/98          P         11,000  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/16/99          P         24,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/17/98          P         8,900   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/20/98          P         7,700   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/21/98          P         5,500   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/21/98          P         15,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/22/98          P         18,100  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/23/98          P         29,300  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/24/98          P         44,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/27/98          P         1,700   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/29/98          P         8,700   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/30/98          P         2,000   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      7/31/98          P         23,400  (A)       7.12       6,491,000     I               **
Hyperion 1999 Term Trust Cm      8/03/98          P         20,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/04/98          P         7,300   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/05/98          P         7,300   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/06/98          P         14,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/07/98          P         15,200  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/10/98          P         6,500   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/11/98          P         26,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/12/98          P         27,600  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/13/98          P         15,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/14/98          P         6,800   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/17/98          P         9,600   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/17/98          P         7,000   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/18/98          P         16,900  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/19/98          P         36,100  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/20/98          P         13,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/27/98          P         78,600  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/28/98          P         10,800  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      8/31/98          P         9,600   (A)       7.12       6,721,900     I               **
Hyperion 1999 Term Trust Cm      9/02/98          P         19,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/03/98          P         11,500  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/04/98          P         11,800  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/08/98          P         6,900   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/09/98          P         31,000  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/10/98          P         16,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/11/98          P         800     (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/11/98          P         2,000   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/14/98          P         8,200   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/16/98          P         8,300   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      9/18/98          P         12,500  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/25/98          P         7,600   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      9/28/98          P         99,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      9/28/98          P         91,400  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      9/28/98          P         25,000  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/29/98          P         27,800  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      9/30/98          P         100     (A)       7.12       7,200,600     I               **
Hyperion 1999 Term Trust Cm      10/02/98         P         8,000   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      10/05/98         P         44,500  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      10/06/98         P         99,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      10/06/98         P         99,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      10/06/98         P         54,500  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      10/06/98         P         6,500   (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      10/07/98         P         99,000  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      10/07/98         P         90,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      10/07/98         P         10,100  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      10/29/98         P         15,900  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      10/30/98         P         2,900   (A)       7.18       7,730,700     I               **
Hyperion 1999 Term Trust Cm      11/02/98         P         8,700   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/03/98         P         4,400   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/04/98         P         4,500   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/05/98         P         17,800  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/06/98         P         5,800   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/09/98         P         8,100   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/10/98         P         12,200  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/10/98         P         30,900  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/11/98         P         21,400  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/19/98         P         10,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/20/98         P         10,400  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/23/98         P         13,300  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/24/98         P         10,300  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/25/98         P         13,700  (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/27/98         P         200     (A)       7.12                     I               **
Hyperion 1999 Term Trust Cm      11/30/98         P         59,600  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      11/30/98         P         6,800   (A)       7.12       7,970,500     I               **
Hyperion 1999 Term Trust Cm      12/01/98         P         18,700  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/02/98         P         1,400   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/02/98         P         20,700  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/03/98         P         7,800   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/04/98         P         8,300   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/07/98         P         7,600   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/08/98         P         15,300  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/09/98         P         13,200  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/10/98         P         14,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/11/98         P         24,800  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/14/98         P         6,600   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/15/98         P         19,900  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/16/98         S         35,000  (D)       7.18                     I
Hyperion 1999 Term Trust Cm      12/16/98         S         14,690  (D)       7.18                     I
Hyperion 1999 Term Trust Cm      12/16/98         S         530     (D)       7.18                     I
Hyperion 1999 Term Trust Cm      12/16/98         S         6,700   (D)       7.18                     I
Hyperion 1999 Term Trust Cm      12/16/98         S         38,600  (D)       7.18                     I
Hyperion 1999 Term Trust Cm      12/16/98         P         25,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      12/16/98         P         64,800  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      12/16/98         P         4,200   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      12/16/98         P         30,800  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/17/98         P         40,100  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/18/98         P         8,200   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/18/98         P         1,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/18/98         P         2,500   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/18/98         P         5,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/21/98         P         7,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/22/98         P         5,900   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/23/98         P         37,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/24/98         P         2,500   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/28/98         P         50,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      12/28/98         P         5,400   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      12/28/98         P         1,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/29/98         P         10,800  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/30/98         P         22,500  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/31/98         P         29,600  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/31/98         P         4,800   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      12/31/98         P         1,000   (A)       7.18       8,392,380     I               **
Hyperion 1999 Term Trust Cm      1/04/99          P         23,200  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/05/99          P         19,800  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/06/99          P         19,600  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/07/99          P         5,800   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/08/99          P         22,200  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/11/99          P         27,100  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/12/99          P         10,600  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/13/99          P         2,100   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/14/99          P         9,500   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/15/99          P         13,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/19/99          P         15,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/20/99          P         21,200  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/21/99          P         8,800   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/22/99          P         19,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         11,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         3,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/25/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/26/99          P         11,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/26/99          P         500     (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      1/27/99          P         59,700  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/27/99          P         38,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/28/99          P         22,200  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/29/99          P         4,800   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      1/29/99          P         17,100  (A)       7.25       9,175,080     I               **
Hyperion 1999 Term Trust Cm      2/01/99          P         25,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/02/99          P         18,300  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/03/99          P         2,100   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/03/99          P         50,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/04/99          P         31,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/05/99          P         10,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/08/99          P         9,800   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/09/99          P         35,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/10/99          P         10,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/11/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/11/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/12/99          P         9,900   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      2/16/99          P         15,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/16/99          P         2,200   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      2/17/99          P         30,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/18/99          P         19,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/19/99          P         17,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/22/99          P         24,800  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/22/99          P         16,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/23/99          P         72,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/24/99          P         33,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/24/99          P         2,200   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/25/99          P         44,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/25/99          P         65,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      2/26/99          P         38,500  (A)       7.25       9,958,280     I               **
Hyperion 1999 Term Trust Cm      3/01/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/01/99          P         16,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/01/99          P         900     (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/02/99          P         63,700  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/02/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/02/99          P         99,999  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/02/99          P         800     (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/03/99          P         35,300  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/03/99          P         2,200   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/4/99           P         8,100   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/4/99           P         17,500  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/05/99          P         40,100  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/08/99          P         8,800   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/08/99          P         26,200  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/09/98          P         12,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/09/99          P         11,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/09/99          P         24,600  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/10/99          P         4,400   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/11/99          P         12,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/12/99          P         86,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/12/99          P         8,500   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/15/99          P         11,400  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/16/99          P         36,400  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/17/99          P         7,000   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/18/99          P         18,900  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/19/99          P         34,700  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/19/99          P         1,400   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/22/99          P         15,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/22/99          P         13,000  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/22/99          P         6,700   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/23/99          P         10,700  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/23/99          P         5,000   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/23/99          P         12,300  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/24/99          P         5,000   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/24/99          P         9,000   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/24/99          P         27,400  (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/25/99          P         5,500   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/25/99          P         800     (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/25/99          P         6,500   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/26/99          P         1,300   (A)       7.18                     I               **
Hyperion 1999 Term Trust Cm      3/26/99          P         7,900   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/26/99          P         3,700   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/29/99          P         84,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/30/99          P         14,800  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/30/99          P         11,200  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      3/31/99          P         35,500  (A)       7.25      11,020,679     I               **
Hyperion 1999 Term Trust Cm      4/01/99          P         13,300  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/05/99          P         35,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/06/99          P         15,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/07/99          P         63,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/08/99          P         20,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/09/99          P         17,700  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/12/99          P         28,200  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/13/99          P         29,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/14/99          P         18,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/15/99          P         13,100  (A)       7.31                     I               **
Hyperion 1999 Term Trust Cm      4/15/99          P         99,000  (A)       7.31                     I               **
Hyperion 1999 Term Trust Cm      4/15/99          P         4,600   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/22/99          P         88,800  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/23/99          P         3,200   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/23/99          P         8,100   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/26/99          P         13,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/27/99          P         14,300  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/28/99          P         11,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/29/99          P         15,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      4/30/99          P         9,500   (A)       7.25      11,544,279     I               **
Hyperion 1999 Term Trust Cm      5/03/99          P         25,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/04/99          P         26,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/04/99          P         5,500   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/05/99          P         19,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/06/99          P         57,100  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/06/99          P         99,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/06/99          P         53,000  (A)       7,25                     I               **
Hyperion 1999 Term Trust Cm      5/07/99          P         23,500  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/10/99          P         18,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/10/99          P         500     (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/11/99          P         38,700  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/12/99          P         34,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/13/99          P         24,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/14/99          P         3,900   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/17/99          P         45,700  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/18/99          P         28,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/19/99          P         22,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/19/99          P         21,400  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/20/99          P         25,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/21/99          P         30,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/24/99          P         4,300   (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/24/99          P         19,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/25/99          P         16,900  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/26/99          P         28,000  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/27/99          P         26,600  (A)       7.25                     I               **
Hyperion 1999 Term Trust Cm      5/28/99          P         13,800  (A)       7.25      12,258,979     I               **
Hyperion 1999 Term Trust Cm      6/01/99          P         3,300   (A)       7.25      12,262,279     I               **



-----------------------
* "Hyperion 1999 Term Trust Cm" is an abbreviation of Hyperion 1999 Term Trust, Inc. Common Stock.

**    See Explanation of Responses.